Exhibit 99.1

THE DIXIE GROUP ANNOUNCES FINAL PHASE OF UNIFICATION OF ATLAS | MASLAND CONTRACT

DALTON, GEORGIA (October 10, 2018) -- The Dixie Group, Inc. (NASDAQ: DXYN) announces the final phase of unification of its two commercial brands, Atlas and Masland Contract, into one operating division of the company. This final phase includes the integration of west coast manufacturing into the Atmore, Alabama facility.

“The consolidation of Atlas and Masland Contract provides an exciting opportunity for us to become a greater resource to our customers in the hyper competitive commercial flooring market,” as quoted by David Hobbs, President of Atlas | Masland Contract. “Management of the two brands were merged in October of 2017 followed by the unification of the sales force this September. We also combined our service teams, providing our combined sales force with one point of contact. Last week we announced the final step in our unification with the merger of our west coast manufacturing operations into our Atmore, Alabama facilities. This also includes our creative team which will relocate to our Design Studio in Saraland, Alabama. With all of these functions performed in our Alabama operations, it will give us the synergies needed to provide outstanding product and world class service to the industry.
The combined product portfolios of our two great brands leverage a diversity in technologies, premium yarn systems, style and price positioning. Atlas | Masland has become a comprehensive resource to the commercial flooring customer. Our custom capabilities are unparalleled, providing for unlimited possibilities. Whether a project calls for broadloom carpet, modular carpet tile, area rugs, walk off material or luxury vinyl flooring, we have the product and expertise to service any market segment. This combined approach recognizes designers time constraints and the variety of products today’s commercial projects utilize,” Hobbs finished.
All moves will be completed by mid-2019.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the possibility that negotiations will not be successful, that contract terms will not be as expected, and that levels of demand for the products produced by the Company will change. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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